Exhibit 4.55

SUPPLEMENTAL AGREEMENT NO. 2 TO THE PREMISES LEASE AGREEMENT NO. TD0196

(Translated from Chinese)

Landlord: Beijing GaoLing Estate Development Co. Ltd.

Tenant: Beijing AirInbox Information Technologies Co., Ltd.

The Premises Lease Agreement No. TD0196 (the "Lease Agreement") between the landlord and the tenant shall expire on May 27, 2007. For the purposes of renewing the tenant's lease of the whole 8th Floor of the Tengda Tower, the parties hereto have entered into the following agreement (the "Supplemental Agreement") after friendly negotiations:

1.
Effective on May 28, 2007, Section 2 of Article I of the Lease Agreement shall be revised as: The term of the premises lease shall be one year and three months, starting from May 28, 2007 to August 27, 2008.

2.
Effective on May 28, 2007, Section 3 of Article I of the Lease Agreement shall be revised as: The rent for the premises shall be RMB 3.20 yuan per square meter per day. The maintenance fee shall be RMB 1.00 yuan per square meter per day. The total amount for each month shall be RMB 195,048.00 yuan. Each month shall be calculated as 30 days. The rent and maintenance fee shall be paid in advance on a monthly basis. The tenant shall deliver to the landlord the rent and maintenance fee for the next rent period ten days before each rent period begins (Each rent period is from the 28th day of a month to the 27th day of the following month). The payment shall not be deemed as made until the landlord receives the full amount. In the event that the tenant fails to deliver the aforesaid payments on time as required by the Lease Agreement, the tenant shall pay the landlord a late fee of 0.02% of the total due amount per day.

3.
Free Leasing Period: 90 days commencing from August 28th 2007 to September 26th 2007 and from January 28th 2008 to March 27th 2008. During the free leasing period, the tenant shall only pay RMB 1.00 Yuan/day/Sq.M. as the management fee and other related fees. If the Lease Agreement is terminated before the expiration for any reason that is attributable to the tenant, the tenant shall not be entitled to the free leasing period. Any free leasing period that occurs after the termination date and that has not been enjoyed by the tenant shall no longer be effective, and the landlord shall not compensate the tenant. The tenant shall make up for all the renting fee according to the stipulated rental of the Lease Agreement if the Lease Agreement is terminated by the tenant before the expiration of the renting term or is terminated for any reason that is attributable to the tenant.

4.
During the lease term the landlord shall provide the tenant with three parking places in the second underground parking area in the Tengda Building without charging any fee. If there is any change in the term of the Lease Agreement, the term of free use the parking place shall be adjusted according to such change. If the term of the Lease Agreement expires or is terminated before expiration, the landlord will not provide the aforesaid free parking place and relevant services to the tenant. If the tenant reduces the lease area, the landlord shall reduce the number of free parking places accordingly. The free parking places will be supplied from the date this contract is signed.

5.
As a supplement and amendment to the Lease Agreement No.TD0196 and the supplemental agreement thereto, this Supplemental Agreement is of equal legal effects. Should there be any conflict between this Supplemental Agreement and the Lease Agreement, this Supplemental Agreement shall prevail while all other provisions of the Lease Agreement and the supplemental agreement thereto shall remain as effective.

6.	This Supplemental Agreement shall have two original copies, with each party hereto holding one copy. It shall become effective upon the execution by each party hereto.

Landlord: Beijing GaoLing Estate Development Co. Ltd.

Legal Representative or Trustee: Sun Jianghai (Signature) (Corporate Seal)

Dated: March 22, 2007

Tenant: Beijing AirInbox Information Technologies Co., Ltd.

Legal Representative or Trustee: Wang Guijun (Signature) (Corporate Seal)

Dated: March 22, 2007